Exhibit 99.1


             COMPUTERIZED THERMAL IMAGING NAMES NEWEST BOARD MEMBER

    KEMPTON J. COADY III BRINGS MORE THAN 20 YEARS MEDICAL DEVICE EXPERIENCE

PORTLAND, ORE., APRIL 9, 2002 - Computerized Thermal Imaging, Inc. (CTI) (Amex:
CIO) announced today that it has named Mr. Kempton J. Coady III to its board of directors, filling a vacancy on the seven member board. Mr. Coady brings more than 20 years of experience in the medical device industry as well as a strong global background in commercial operations and finance.

"We welcome Kemp Coady as the newest member of our board," said Richard V. Secord, CTI Chairman and CEO. "His executive leadership, experience with innovative products, plus his ability to evolve medical technology start-ups, will be a great asset to CTI."

Throughout his career, Mr. Coady has led high-end medical technology companies and divisions. Most recently, Mr. Coady served as Chief Executive Officer, President, and Director of Deltex Medical Group plc from 1998 to 2002, where he remains as an active non-executive director. Deltex is an early stage medical products company and developer of an innovative cardiac guidance device. From 1997 to 1998, Mr. Coady was Senior Managing Director at Quintiles Consulting (formerly MTC-BRI), a leading consultancy that provides global regulatory and validation services to the pharmaceutical and medical device industries.

From 1995 to 1997, Mr. Coady worked at Datascope Corporation as Vice President of Business Development and Vice President of Worldwide Marketing for the Patient Monitoring Division. Datascope manufactures products in interventional cardiology and radiology, as well as emergency medicine. From 1992 to 1994, Mr. Coady was President and Chief Executive Officer of MCG International, an early stage cardiac monitoring company. From 1990 to 1992, Mr. Coady was Vice President of Sales and Marketing at ISG Technologies, developer of the first surgical guidance system. As a director at Philips Medical Systems, N.A. between 1981 and 1990, Mr. Coady managed various groups including cardiovascular, radiography, and fluoroscopy imaging systems, as well as the Philips' CT scanning business group.

Mr. Coady will be joining CTI's existing board of directors that includes Richard V. Secord, John M. Brenna, Brent M. Pratley, M.D., Milton R. Geilmann, Harry C. Aderholt, and Robert L. Simmons, M.D.

ABOUT COMPUTERIZED THERMAL IMAGING, INC.

Computerized Thermal Imaging, Inc. is in business to improve the quality of life through the development and deployment of thermal imaging and associated technologies. Information about CTI can be found on the Internet at www.cti-net.com or by calling CTI Public Affairs at (503) 594-1210.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition to the factors set forth above, other important factors that could cause actual results to differ materially include, but are not limited to, technical risks associated with new technology development, government regulatory approvals and access to working capital. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC. The Company undertakes no obligation to update any of the forward-looking statements contained in its press releases.